FOR IMMEDIATE RELEASE
COMCAST TO ACQUIRE CALPERS' INTEREST IN JOINTLY OWNED CABLE PROPERTIES

Philadelphia, PA - December 23, 1999... Comcast Corporation today announced that it has entered into a definitive agreement to acquire the 45% ownership interest in cable operator Comcast MHCP Holdings, L.L.C. currently held by the California Public Employees' Retirement System ("CalPERS"). The purchase price for CalPERS' ownership stake is $750 million in cash. Comcast MHCP served approximately 642,000 cable subscribers as of September 30, 1999 across parts of Michigan, New Jersey and Florida. The company was formed in December 1994 by Comcast (55%) and CalPERS (45%) in order to purchase the domestic cable operations of Maclean Hunter Limited and has been managed by Comcast since that time. The redemption by an affiliate of Comcast will leave Comcast with 100% ownership of the entity. Closing of the transaction is subject to customary conditions including receipt of applicable regulatory approvals. Closing is expected in the first quarter of 2000.

Comcast Corporation (www.comcast.com [http://www.comcast.com] ) is principally involved in the development, management and operation of broadband cable networks and the provision of programming content, through principal ownership of QVC, Comcast-Spectacor and Comcast SportsNet, a controlling interest in E! Entertainment Television and through other programming investments.

Comcast's Class A Special Common Stock and Class A Common Stock are traded on the Nasdaq Stock Market under the symbols CMCSK and CMCSA, respectively.

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